Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
March 9, 2012
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
571-382-4732

FREDDIE MAC REPORTS FOURTH QUARTER AND FULL-YEAR 2011
FINANCIAL RESULTS

$1.7 Billion Dividend Payment to Treasury Contributes to $146 Million Quarterly Draw Request

Helped Nearly 1.9 Million American Families to Finance or Rent a Home in 2011

Continues to Build Strong New Book of Business

•	Fourth quarter 2011 net income of $619 million and total other comprehensive income of $887 million resulted in total comprehensive income of $1.5 billion.

•	Net worth deficit at December 31, 2011 requires Treasury draw request of $146 million, as total comprehensive income for the fourth quarter was more than offset by senior preferred dividends paid of $1.7 billion.

•	Full-year 2011 net loss was $5.3 billion and total comprehensive loss was $1.2 billion. Net worth deficits during 2011 resulted in total Treasury draw requests of $7.6 billion for the year, reflecting the total comprehensive loss for the year and $6.5 billion of senior preferred dividends paid in 2011.

•	In 2011, the company provided over $360 billion of liquidity to the mortgage market, helping nearly 1.9 million families finance or rent a home. This included nearly $250 billion in single-family refinance volume, resulting in an estimated $2.7 billion in aggregate annual interest savings for almost 1.2 million borrowers.

•	In 2011, the company helped over 208,000 borrowers avoid foreclosure, with approximately eight out of ten of these borrowers keeping their homes.

•	New single-family business acquired after 2008 continues to demonstrate strong credit quality and now represents over 50 percent of the company’s single-family credit guarantee portfolio.

•	Single-family serious delinquency rate was 3.58 percent at December 31, 2011, remaining substantially below industry benchmarks.

McLean, VA — Freddie Mac (OTC: FMCC) today reported net income of $619 million for the quarter ended December 31, 2011, compared to a net loss of $4.4 billion for the quarter ended September 30, 2011. For the full-year 2011, the company reported a net loss of $5.3 billion, compared to a net loss of $14.0 billion for the full-year 2010.

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

The company also reported total comprehensive income of $1.5 billion for the fourth quarter of 2011, compared to a total comprehensive loss of $4.4 billion for the third quarter of 2011. The company reported a total comprehensive loss of $1.2 billion for the full-year 2011, compared to total comprehensive income of $282 million for the full-year 2010.

Summary Financial Results(1)

	Three Months Ended		Full-Year
	December 31,	September 30,
($ Billions)	2011	2011	2011	2010(2)

Net income (loss)	$0.6	$(4.4)	$(5.3)	$(14.0)
Total other comprehensive income	0.9	0.05	4.0	14.3

Total comprehensive income (loss)	$1.5	$(4.4)	$(1.2)	$0.3

Dividend payment	$1.7	$1.6	$6.5	$5.7
Treasury draw request	$0.1	$6.0	$7.6	$13.0

(1)	See Freddie Mac’s Fourth Quarter and Full-Year 2011 Financial Results Review for further discussion of the company’s financial results.
(2)	On January 1, 2010, the company adopted amendments to accounting guidance which resulted in a net decrease of $11.7 billion to total equity (deficit) as of January 1, 2010 and drove the Treasury draw request for full-year 2010.

The shift from a net loss for the third quarter of 2011 to net income for the fourth quarter of 2011 reflects lower derivative losses due to a smaller decline in long-term interest rates during the fourth quarter. Net income for the fourth quarter also reflects a decrease in the provision for credit losses related to single-family loans. The change from a total comprehensive loss for the third quarter of 2011 to total comprehensive income for the fourth quarter of 2011 primarily reflects the shift to net income for the fourth quarter. Total comprehensive income for the fourth quarter was also favorably affected by tightening mortgage spreads on certain non-agency available-for-sale (AFS) securities during the quarter.

Freddie Mac’s net worth deficit of $146 million at December 31, 2011 reflects total comprehensive income for the fourth quarter of $1.5 billion, which was more than offset by the $1.7 billion quarterly dividend payment to Treasury on the company’s senior preferred stock. To eliminate this deficit, the Federal Housing Finance Agency (FHFA), as Conservator, will submit a $146 million draw request to Treasury under the Purchase Agreement.

“Freddie Mac remained a pillar of support for the nation’s housing finance system and a steadfast partner with American homeowners and renters in 2011,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We continue to be a vital source of mortgage funding — last year alone we provided over $360 billion of liquidity to the market. This enabled nearly two million American families to buy or rent a home, including 1.2 million homeowners who were able to refinance their mortgages and save approximately $2,300 in annual interest payments. We also helped to stabilize communities across the country by assisting more than 208,000 borrowers to avoid foreclosure and selling more than two-thirds of our REO properties to owner-occupants.

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

“At the same time, we continue to take actions to protect the investment American taxpayers have made in Freddie Mac and build a stronger foundation for the future housing finance system. This included cutting about $180 million in expenses over the last two years, and continuing to build a strong new book of business — which now accounts for about half of our single-family portfolio.”

Supporting the Housing Market

Providing Liquidity — Freddie Mac continued to be a major and constant source of mortgage funding, providing families with access to affordable homeownership and refinancing opportunities as well as rental housing. Since 2009, the company has provided over $1.3 trillion in liquidity to the market — funding approximately one out of every four single-family home loans and mortgages for over 812,000 multifamily apartment units. Over this time period, the company estimates that Freddie Mac collectively with Fannie Mae and Ginnie Mae guaranteed approximately 90% of the conforming single-family loans originated in the United States.

Market Liquidity Provided

				Cumulative
	2011	2010	2009	Total

Purchase and issuance volume ($ billions)(1)	$361	$412	$548	$1,321
Number of families helped to finance or rent a home(1)	1,859,072	2,115,302	2,553,245	6,527,619
Number of multifamily apartment units financed	320,753	233,952	258,072	812,777

(1)	Includes single-family and multifamily activities.

As part of providing over $1.3 trillion in market liquidity, the company has purchased nearly $930 billion in single-family refinance mortgages over the last three years. This has helped over 4.4 million borrowers — in many cases lowering their mortgage payments or shortening their mortgage terms.

Single-Family Refinance Activity

				Cumulative
	2011	2010	2009	Total

Purchase volume ($ billions)	$247	$303	$379	$929
Number of borrowers helped to refinance	1,183,304	1,470,786	1,757,500	4,411,590

Going forward, the FHFA-directed changes to the Home Affordable Refinance Program (HARP) that were announced in October 2011 should enable the company to attract more eligible borrowers whose monthly payments are current and who can benefit from refinancing their home mortgages.

Preventing Foreclosure — Freddie Mac continued to actively pursue initiatives to help at-risk families avoid foreclosure. Since 2009, the company has helped over 616,000 struggling borrowers avoid foreclosure — finding home retention solutions for approximately eight out of every ten of these borrowers.

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

Single-Family Loan Workouts

				Cumulative
	2011	2010	2009	Total

Loan modifications	109,174	170,277	65,044	344,495
Repayment plans	33,421	31,210	33,725	98,356
Forbearance agreements	19,516	34,594	14,628	68,738

Total home retention actions	162,111	236,081	113,397	511,589
Short sales & deed-in-lieu of foreclosure transactions	46,163	39,175	19,219	104,557

Total single-family loan workouts	208,274	275,256	132,616	616,146

In 2011, Freddie Mac also participated in hundreds of foreclosure prevention workshops nationwide and continued to expand the company’s borrower help center network to provide free counseling for distressed homeowners in cities especially hard hit by the foreclosure crisis. In 2012, the company plans to introduce additional initiatives to help more distressed homeowners avoid foreclosure through short sales and deed-in-lieu transactions.

Building Value — Freddie Mac continued its efforts to build value for borrowers, customers and the industry. This included supporting various FHFA-directed initiatives during 2011 that are designed to bring long-term improvements to the housing finance system.

•	Servicing Alignment Initiative — Introduced with Fannie Mae a single, consistent set of mortgage loan servicing and delinquency management requirements. The new requirements will streamline servicing processes to help servicers more effectively contact delinquent borrowers, determine modification eligibility, and offer foreclosure alternatives.

•	Uniform Mortgage Data Program (UMDP) — Made considerable progress toward industry adoption of the UMDP, which is intended to improve the consistency and quality of data for appraisals and other loan information delivered to Freddie Mac and Fannie Mae. Implementation of these data standards should help to lower costs for originators and appraisers and reduce repurchase risk.

Managing Credit Quality

New Single-Family Books of Business - Freddie Mac believes that the credit quality of the single-family loans the company has acquired after 2008 is strong, as measured by early delinquency rate trends, original LTV ratios, FICO scores, and the proportion of loans underwritten with fully documented income.

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

Credit Quality of Single-Family Credit Guarantee Portfolio Purchases(1)

(1)	Excludes relief refinance mortgages. Relief refinance mortgages with LTV ratios above 80% represented approximately 4%, 12% and 12% of single-family purchases in 2009, 2010 and 2011, respectively.

2005 to 2008 Single-Family Books of Business — Since the beginning of 2008, on an aggregate basis, the company has recorded a provision for credit losses of $73.2 billion associated with single-family loans and recorded an additional $4.3 billion in losses on loans purchased from the company’s Participation Certificate trusts, net of recoveries. The majority of these losses are associated with loans originated in 2005 through 2008.

Loans originated in 2005 to 2008 are becoming a smaller proportion of the company’s single-family credit guarantee portfolio. At December 31, 2011 loans originated in 2005 to 2008 represented 32 percent of the single-family credit guarantee portfolio while loans originated after 2008 accounted for 51 percent.

Single-Family Credit Guarantee Portfolio — Concentration of Credit Risk

	As of December 31, 2011		Full-Year 2011
Year of Origination	% of Portfolio	Serious Delinquency Rate	% of Credit Losses

2009 – 2011	51%	0.30%	1%
2005 – 2008	32	8.75	90
2004 and prior	17	2.83	9

Total	100%	3.58%	100%

The company currently expects that, over time, the replacement (other than through relief refinance activity) of the 2005 to 2008 vintages, which have a higher composition of loans with higher risk characteristics, should positively impact the credit results of its single-family credit guarantee portfolio. Excluding relief refinance mortgages (which comprised approximately 11 percent of the single-family

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

credit guarantee portfolio UPB as of December 31, 2011), these new vintages reflect changes in underwriting standards and improved borrower and loan characteristics.

Single-family serious delinquency rate was 3.58 percent at December 31, 2011, compared to 3.51 percent and 3.84 percent at September 30, 2011 and December 31, 2010, respectively. The company’s serious delinquency rate remains high compared to historical levels due to continued weakness in home prices, persistently high unemployment, extended foreclosure timelines and foreclosure suspensions in many states, and continued challenges faced by servicers processing large volumes of problem loans. By way of comparison, according to the National Delinquency Survey compiled by the Mortgage Bankers Association, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 7.73 percent at December 31, 2011.

Multifamily delinquency rate remained low at 0.22 percent at December 31, 2011, compared to 0.33 percent and 0.26 percent at September 30, 2011 and December 31, 2010, respectively. Multifamily market fundamentals continued to improve on a national level during 2011 as evidenced by decreasing vacancy rates and increasing effective rents. However, some geographic areas in which the company has investments in multifamily mortgage loans, including Nevada, Arizona and Georgia, continue to exhibit weaker than average market fundamentals.

Operating Under Conservatorship

Freddie Mac has been operating under conservatorship, with FHFA acting as its Conservator, since September 6, 2008. The company is dependent upon the continued support of Treasury and FHFA in order to continue operating its business. The conservatorship and related matters have had a wide-ranging impact on the company, including its regulatory supervision, management, business, financial condition and results of operations. See the company’s Annual Report on Form 10-K for the year ended December 31, 2011 for detailed discussion of the conservatorship-related matters discussed below as well as the strategic plan for Freddie Mac and Fannie Mae conservatorships released by FHFA on February 21, 2012.

Treasury Draws - Including the $146 million draw to be requested from Treasury in conjunction with the company’s fourth quarter 2011 net worth deficit, the aggregate liquidation preference of the company’s senior preferred stock will be $72.3 billion as of March 31, 2012. The corresponding annual cash dividends payable to Treasury will increase to $7.23 billion, which exceeds the company’s historical annual earnings in all but one period. To date, the company has paid approximately $16.5 billion in cash dividends to Treasury.

Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth, such as changes in home prices, interest rates, mortgage security prices, spreads and other factors.

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

Treasury Draws and Dividend Payments

					Cumulative
($ Billions)	2008	2009	2010	2011	Total

Treasury draw request	$45.6	$6.1	$13.0	$7.6	$72.3
Dividend payment	$0.2	$4.1	$5.7	$6.5	$16.5

Over the long term, it is unlikely that the company will generate net income or comprehensive income in excess of annual dividends payable to Treasury. As a result, over time the company’s dividend obligation to Treasury will increasingly drive future draws. Other factors such as the quarterly commitment fees payable to Treasury could also contribute to additional draws if Treasury does not continue to waive the fees in future periods.

Guarantee Fee Directive — On December 23, 2011, President Obama signed into law the Temporary Payroll Tax Cut Continuation Act of 2011. Among its provisions, this new law directs FHFA to require Freddie Mac and Fannie Mae to increase guarantee fees by no less than 10 basis points above the average guarantee fees charged in 2011 on single-family mortgage-backed securities. Under the law, the proceeds from this increase will be remitted to Treasury to fund the payroll tax cut, rather than retained by the companies.

Operational Risks — The company believes its risks related to employee turnover are increasing. Uncertainty surrounding Freddie Mac’s future business model, organizational structure, and compensation structure has contributed to increased levels of voluntary employee turnover. Disruptive levels of turnover at both the executive and employee levels could lead to breakdowns in many of the company’s operations. As a result of the increasing risk of employee turnover, Freddie Mac is exploring options to enter into various strategic arrangements with outside firms to provide operational capability and staffing for key functions, if needed. However, these or other efforts to manage this risk to Freddie Mac may not be successful.

The company has identified a new material weakness related to its inability to effectively manage information technology changes and maintain adequate controls over information security monitoring, resulting from increased levels of employee turnover.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the company’s Consolidated Financial Statements, Core Tables, Financial Results Review and Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at

Freddie Mac Fourth Quarter 2011 Financial Results
March 9, 2012

www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program, the servicing alignment initiative and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting guidance, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, SEC, HUD, the Obama Administration, and Congress, and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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